Exhibit 19.1
Insider Trading Policy
Effective Date: June 2013
Last Updated: August 2024
•This Policy prohibits any disclosure of or trading while aware of material, non-public information
•This Policy also provides procedures and guidelines with respect to transactions in the Company’s securities
•You must report any suspected or actual violations of this Policy
•Violations of this Policy may lead to disciplinary action, including termination, and subject the individuals involved to civil and criminal penalties
•The Company may need to report any suspected or actual violations to relevant authorities
Introduction and Purpose
As a public company, News Corp is subject to various federal and state laws and regulations governing trading in its securities. It is the policy of News Corp and its majority-owned subsidiaries and divisions (collectively, the “Company”) to comply fully, and to assist its employees and other Covered Persons (as defined below) in complying fully, with these laws and regulations. The Company depends upon the conduct and diligence of its employees and other Covered Persons, in both their professional and personal capacities, to ensure full compliance with this Policy.
The purpose of this Policy is to provide procedures and guidelines with respect to transactions in the Company’s securities and the standard of conduct expected of the Company’s employees and other Covered Persons in this highly sensitive area.
Scope and Responsibility
This Policy applies to all members of the Company’s Board of Directors, directors emeriti, employees, and those consultants and independent advisors designated and notified by the Company, as well as (i) such persons’ “family members”1 and (ii) entities (such as trusts and corporations) for which they influence, have or share control over investment decisions (“controlled entities”). Unless explicitly indicated otherwise, all references in this Policy to “Covered Person” of the Company should be read to include all such persons listed in the preceding sentence.
Requirements
Any questions concerning this Policy should be addressed to the News Corp Legal Department or your Business Unit Legal Department, as appropriate.

1 For purposes of this Policy, “family members” include anyone who resides with you (including a spouse, domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than household employees), and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “family members”).

1.    LEGAL BACKGROUND

Insider trading is a top enforcement priority of the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”) and the Department of Justice. Criminal prosecutions for insider trading are commonplace and may result in fines and/or imprisonment.

What is insider trading? The prohibition against such trading generally is understood to prohibit (1) trading while aware of material, non-public information, (2) disclosing or “tipping” material, non-public information to others or recommending the purchase or sale of securities while aware of such information or (3) assisting someone who is engaged in any of the above activities. Additionally, the prohibition on insider trading is not limited to trading in Company securities, and includes trading in the securities of other companies with which the Company has a preexisting or prospective relationship, such as the Company’s customers, suppliers and strategic partners, when a Covered Person learns material, non-public information about such other company as a result of their employment or other involvement with the Company (together, “Company Counterparties”).

Who is an insider? The term “insider” applies to anyone who, by virtue of having a special relationship with the Company, possesses material, non-public information regarding the business of the Company.

An individual can be considered an insider for a limited time with respect to certain material, non-public information even though he or she is not a director or officer. For example, an assistant who knows that an acquisition is about to occur may be regarded as an insider with respect to that information until the news of such acquisition has been fully disclosed to the public.

What is material, non-public information? Information is generally deemed to be “material” if there is a substantial likelihood a “reasonable investor” would consider it important in deciding to purchase, sell or hold a security to which the information relates. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Examples of information that is generally regarded as material are:

•Financial results;
•Projections of future results or other guidance (including key performance indicators or other non-financial operating metrics);
•Major proposed or pending acquisitions, investments or divestitures;
•Significant project or product developments;
•Changes in directors, senior management, or auditors;
•Extraordinary borrowing or liquidity problems;
•Major changes in Company ownership or control;
•Changes in auditors, disagreements with auditors, or changes in accounting methods;
•Major personnel changes which may include significant layoffs or reorganizations;
•Changes in dividends;
•Stock splits;
•Stock buy-backs;
•New equity or debt offerings;
•Positive or negative developments in outstanding significant litigation;
•Significant actual or potential cybersecurity risks, incidents or events that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software and data breach incidents that may disclose personal, business or other confidential information;

•Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements;
•Actual or threatened significant litigation or inquiry by a governmental or regulatory authority; and
•Any other facts which might cause the Company’s financial results to be substantially affected.

If you have questions regarding specific information, please contact the Company’s Legal Department.

“Non-public” information is any information that has not been previously disclosed and is not otherwise available to investors generally. Filings with the SEC and press releases are generally regarded as public information. Information about undisclosed financial results or a possible merger, acquisition or other material development, whether concerning the Company or otherwise, and obtained in the normal course of employment or through a rumor, tip or just “loose talk,” is not public information. Information should be considered “non-public” until the beginning of the third (3rd) Trading Day (as defined below) after such information has been disseminated widely to the general public through press releases, news tickers, publication in a widely available newspaper, SEC filings or other means. For purposes of this Policy, a “Trading Day” shall mean a day on which the Nasdaq is open for trading.

Potential Criminal and Civil Liability and/or Disciplinary Action. The federal securities laws make it unlawful for any person to trade while aware of material, non-public information or to make false statements or omit to state material facts in connection with the purchase or sale of any security. There are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits.

Individuals found liable for insider trading face penalties of up to three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail per violation. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. In addition, the Company (and its executive officers and directors) could itself face significant financial penalties as a result of a Covered Person’s violation and/or a criminal penalty of up to $25 million for failing to take steps to prevent insider trading.
Without regard to the civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may subject an individual to Company-imposed discipline, including dismissal (see Section 3. WHAT ARE THE PENALTIES FOR VIOLATING THIS POLICY? for more detail).

The procedures regarding securities trading outlined below are designed to deter and, where possible, to prevent such improper trading.

2.    POLICIES REGARDING TRANSACTIONS IN THE COMPANY’S SECURITIES
Other than as described below, the following policies apply to all transactions (including gifts), direct or indirect, in all of the Company’s securities, including, but not limited to, the Company’s Class A Common Stock and Class B Common Stock (including those shares of common stock that may be held in any Company 401(k) retirement savings plan, pension plan, retirement plan, other similar plan or any such similar plan that the Company may adopt in the future), CHESS Depositary Interests representing the Class A Common Stock and Class B Common Stock and derivative securities (including stock options, put or call options and other similar securities).
For the avoidance of doubt, references to “trading” and “transactions” do not include:
•the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (i.e., the use of the underlying shares to pay the exercise price and/or tax withholding obligations), except the exercise is still subject to pre-clearance procedures, if applicable, described below;
•the vesting of Company stock options, restricted stock or restricted stock units;

•the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control);
•sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws;
•any other purchase of Company securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws;
•purchases of Company stock in its 401(k) plan resulting from periodic contributions of money pursuant to a payroll deduction election. The Policy does apply, however, to certain elections made under the Company’s 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund; and
•transactions in mutual funds that are invested in Company securities as long as (i) the Covered Person does not control the investment decisions on individual stocks within the fund or portfolio and (ii) Company securities do not represent a substantial portion of the assets of the fund or portfolio.

In addition and notwithstanding anything in this Policy to the contrary, a transaction may be exempt from this prohibition if it is made pursuant to a written trading plan that has been approved in writing in line with this Policy and entered into in advance of a Black-Out Period (as defined below and if applicable) while the Covered Person was not aware of material, non-public information and that meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), as described further in Section 2.E below.

A.Prohibitions for All Covered Persons:

No Trading on Material, Non-Public Information. No Covered Person who is aware of any material, non-public information concerning the Company shall engage in any transaction in the Company’s securities, including any offer to purchase or sell, during any period commencing with the date that he or she obtains such material, non-public information and ending at the beginning of the third (3rd) Trading Day following the date of public disclosure of that information. This prohibition also applies to trading in the securities of any Company Counterparty while aware of material, non-public information about such Company Counterparty. After termination of employment or other service, any Covered Person who is aware of material, non-public information regarding the Company or its securities is prohibited from trading in Company securities until that information has become public or is no longer material.

No Tipping. No Covered Person shall disclose (“tip”) material, non-public information about the Company to any other person where such information may be used by such person to his or her benefit by trading in the securities of the Company, nor shall a Covered Person make any recommendations or express any opinions as to trading in the Company’s securities to any other person while aware of material, non-public information. This prohibition also applies to tipping with respect to a Company Counterparty.

No Short Sales. No Covered Person shall engage in the short sale of the Company’s securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.

No Investments in Derivatives of the Company’s Securities. No Covered Person shall invest in Company-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and the like. However, holding and exercising stock options, restricted stock units or other derivative securities granted under the Company’s equity compensation plans is not prohibited by this Policy.

No Hedging or Pledging. Covered Persons are prohibited from hedging or pledging any equity compensation or Company securities that they hold directly.

No Margin Purchases. No Covered Person shall purchase the Company’s securities on margin. This means such persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with “cashless” exercises of stock options under the Company’s equity compensation plans).

B.     Prohibitions and Procedures for Section 16 Reporting Persons and Designated Individuals:

The following prohibitions and procedures apply to Section 16 Reporting Persons (as defined below) and certain other Covered Persons as may be designated by the Company from time to time (“Designated Individuals”). “Section 16 Reporting Persons” are members of the Company’s Board of Directors, director emeriti and certain executive officers, who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act. Section 16 Reporting Persons and Designated Individuals will be informed of their status by the News Corp General Counsel.

Under special circumstances, certain Covered Persons who are not Section 16 Reporting Persons or Designated Individuals may gain access to material, non-public information, and the Company, in its discretion, may determine that such Covered Persons may also be subject to the below-listed prohibitions and procedures. Such Covered Persons will be notified of such status and will be subject to the below-listed prohibitions and procedures for such period of time as the Company deems appropriate.

No Trading During Black-Out Periods. Section 16 Reporting Persons, Designated Individuals, as well as their family members and controlled entities (together, “Restricted Persons”), are subject to black-out periods during which they are prohibited from conducting any transactions involving the Company’s securities. Each black-out period begins at the close of the market on the fourteenth (14th) day prior to the close of any fiscal quarter and ends at the open of the market on the third (3rd) Trading Day following the release of the Company’s quarterly or annual financial results for that particular quarter (the “Black-Out Period”). The prohibition against trading during the Black-Out Period also prohibits the fulfillment of “limit orders” by any broker for Restricted Persons, and the brokers with whom any such “limit order” is placed must be informed of such prohibition at the time such “limit order” is placed.

The Black-Out Period restriction may be waived in individual cases at the discretion of the News Corp General Counsel. Additional black-out periods may be implemented from time to time with regard to certain Covered Persons or groups who are aware of non-public information regarding potentially significant matters.

It should be noted that any person who possesses material, non-public information, regardless of whether or not it is within the Black-Out Period, should not engage in any transaction involving the Company’s securities.

No Trading in the Company’s Securities on a Short-Term Basis. Any Company securities purchased on the open market by a Restricted Person must be held for a minimum of six (6) months. Note that the SEC’s short swing profit rules already penalize Section 16 Reporting Persons who sell any Company securities within six (6) months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of any material, non-public information.
Same day “cashless” exercises of stock options are not subject to this prohibition, provided that there were no previous purchase transactions on the open market within six (6) months of the exercise date.
C.    Pre-Clearance of Trading by Section 16 Reporting Persons and Designated Individuals:
If a Restricted Person is contemplating a transaction or stock option exercise in the Company’s securities, the proposed transaction or stock option exercise must be pre-cleared with either the News Corp General Counsel or his or her designee, even if the proposed transaction or stock option exercise is to take place outside of the Black-Out Period. If the transaction or stock option exercise is cleared to proceed, the transaction must be executed within five Trading Days after the approval is obtained, but regardless may not be executed if the Restricted Person acquires material, non-public information concerning the Company during that time. If a transaction is not completed within this period, the transaction must be approved again before it may be executed. The News Corp Legal Department will assist a Section 16 Reporting Person in complying with Section 16 and, where applicable, Rule 144 of the Securities Act of 1933, as amended.
D.    Rule 10b5-1 Plans
Rule 10b5‐1(c) under the Exchange Act provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of material, non-public information. In addition to complying with requirements of Rule 10b5-1 under the Exchange Act, under this Policy, the adoption, amendment or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”
For the avoidance of doubt, transactions pursuant to Rule 10b5‐1 Trading Plans that are effected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.
E.    Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.
3.    WHAT ARE THE PENALTIES FOR VIOLATING THIS POLICY?
Violations of this Policy may lead to disciplinary action up to and including termination for an employee and termination of the business relationship for a third party. The Company may need to alert appropriate authorities if required or it decides, in its sole discretion, that the situation warrants. As stated above, violations of insider trading laws may subject individuals to civil and criminal penalties, including fines and imprisonment. Your fellow employees and the Company itself may also be subject to such penalties, even if they did not authorize or condone the wrongdoing.

4.    WHAT SHOULD YOU DO IF YOU SUSPECT OR BECOME AWARE OF A VIOLATION OF THIS POLICY?

Any person who suspects or becomes aware of violations of this Policy must report them promptly to the News Corp General Counsel or to the News Corp Alertline. No one who in good faith reports any suspected problem or wrongdoing will suffer retaliation or adverse employment consequences for having made such a report. Failing to properly report suspected violations of this Policy is viewed with the utmost seriousness by the Company.

Appendix A

Guidelines for Rule 10b5-1 Trading Plans
As discussed in the Policy, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, a Covered Person must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1. Unless defined herein, capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Legal Department will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the Legal Department regarding any Rule 10b5-1 Trading Plan or proposed trades. Covered Persons remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Covered Persons consult with their own attorneys, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Reporting Person, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of family members and controlled entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in writing in advance by the General Counsel (or, in the case of the General Counsel, by the Chief Financial Officer) at least five Trading Days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that Covered Persons use a standardized form of Rule 10b5-1 Trading Plan.
2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:
•When the Covered Person is not aware of any material, non-public information; and
•If the Covered Person is subject to Blackout Periods, a regular or special Black-Out Period is not in effect.
3.Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Covered Person must be in writing, signed, and either:
•specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•delegate decision-making authority with regard to these transactions to a broker or other agent without any material, non-public information about the Company or its securities.
For the avoidance of doubt, Covered Persons may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4.No Hedging. Covered Persons may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.

5.Good Faith Requirements. Covered Persons must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1. Covered Persons must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.Certifications for Section 16 Persons. Section 16 Reporting Persons and their family members and controlled entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any material, non-public information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•For Section 16 Reporting Persons (as well as their family members and controlled entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•For other Covered Persons, 30 days after adoption of the Rule 10b5-1 Trading Plan.
8.No Overlapping Rule 10b5-1 Trading Plans. A Covered Person may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult the Legal Department with any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.Single Transaction Plans. A Covered Person may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If a Covered Person is considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Covered Person should consult with the Legal Department in advance to confirm that any such change does not constitute an effective termination of the plan.
The modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel in accordance with pre-clearance procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 -9 9 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

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The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the General Counsel will not approve the termination of a Rule 10b5-1 Trading Plan unless:
•When the Covered Person is not aware of any material, non-public information; and
•If the Covered Person is subject to Blackout Periods, a regular or special Black-Out Period is not in effect.
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